Exhibit 99.1

Press Release	Investor Contact: Will Gabrielski Senior Vice President, Finance, Treasurer 213.593.8208 William.Gabrielski@aecom.com	Media Contact: Brendan Ranson-Walsh Senior Vice President, Global Communications 213.996.2367 Brendan.Ranson-Walsh@aecom.com

AECOM reports first quarter fiscal 2022 results

•	Delivered a fourth consecutive quarter of positive organic NSR growth, consistent with the Company’s expectations for accelerating organic NSR growth through the full year
•	Backlog increased 5% with a 1.2 book-to-burn ratio in the design business reflecting market share gains and strong execution on strategic priorities
•	Investments in collaboration and innovation contributed to growth and operating margin expansion
•	Have repurchased 14% of shares outstanding since Sept. 2020 when the Company commenced repurchasing stock, including 2% in the first quarter; declared first-ever quarterly dividend in Dec. 2021
•	Raised fiscal 2022 adjusted EPS guidance due to first quarter performance and confidence in outlook

DALLAS (February 7, 2022) — AECOM (NYSE:ACM), the world’s trusted infrastructure consulting firm, today reported first quarter fiscal 2022 results.

	First Quarter Fiscal 2022
(from Continuing Operations; $ in millions, except EPS)	As Reported	Adjusted[1] (Non-GAAP)	As Reported YoY % Change	Adjusted YoY % Change
Revenue	$3,267	--	(1%)	--
Net Service Revenue (NSR)[2]	--	$1,543	--	5%
Operating Income	$168	$176	19%	11%
Segment Operating Margin[3] (NSR)	--	13.7%	--	+60 bps
Net Income	$118	$129	41%	35%
EPS (Fully Diluted)	$0.81	$0.89	50%	44%
EBITDA[4]	--	$208	--	10%
Operating Cash Flow	$195	--	NM	--
Free Cash Flow[5]	--	$163	--	NM

First Quarter Fiscal 2022 Highlights

•	Revenue decreased 1% to $3.3 billion, operating income increased 19% to $168 million, the operating margin increased 90 basis points to 5.2%, net income increased 41% to $118 million and diluted earnings per share increased 50% to $0.81.

•	Net service revenue[2] increased 5% with growth in both the Americas and International segments and consistent with expectations for accelerating organic NSR growth.

•	Wins of $3.6 billion were led by a 1.4 book-to-burn[6] ratio in the Americas design business, which contributed to a 1.2 book-to-burn ratio in the global design business; total backlog was $38.8 billion and included 15% contracted backlog growth, with increases in both the design and Construction Management businesses.

•	The segment adjusted[1] operating margin[3] increased 60 basis points to 13.7%, a new high for a fiscal first quarter.

•	Adjusted[1] EBITDA[4] increased 10% and adjusted[1] EPS increased 44%.
–	Both metrics exceeded the Company’s expectations from operational outperformance; EPS growth reflected the benefits of $213 million of stock repurchases in the quarter, as well as investments in organic growth and innovation.
–	In addition, the Company’s earnings per share benefitted by $0.04 from a lower than planned tax rate.

Cash Flow, Balance Sheet and Capital Allocation Update

•	Operating cash flow was $195 million and free cash flow[5] was $163 million, marking one of the highest first quarter cash flow performances in AECOM’s history.
•	The Company’s capital allocation policy is built on the continued intent to return substantially all available cash flow to stockholders through share repurchases and dividends.
–	Including the $213 million of stock repurchases in the first quarter, the Company has executed $1.2 billion of repurchases since September 2020 when share repurchases commenced, representing 22.4 million shares or 14% of shares outstanding.
–	In December 2021, the Company’s Board of Directors declared a $0.15 per share quarterly cash dividend as part of the initiation of a recurring quarterly dividend program that provides for a consistent return of capital to stockholders.
▪	The Company intends to increase its per share dividend by a double-digit percentage annually.

Fiscal 2022 Financial Guidance and Long-Term Fiscal 2024 Financial Targets

•	AECOM raised its diluted adjusted[1] EPS guidance to between $3.30 and $3.50, which would reflect 21% growth from fiscal 2021 at the mid-point; this guidance incorporates operational outperformance in the first quarter, the benefit from share repurchases to-date, as well as the $0.04 per share benefit to adjusted EPS from a lower than planned first quarter tax rate.
–	The Company continues to expect adjusted[1] EBITDA[4] of between $880 million and $920 million, which would reflect 8% growth at the mid-point of the range.
–	Other assumptions incorporated into full year guidance include:
▪	Approximately 6% organic NSR[3] growth, supported by improving growth opportunities, a near-record contracted backlog, and double-digit pipeline growth across the business.
▪	A segment adjusted[1] operating margin[4] of 14.1% for the full year, which would reflect an increase of 30 basis points as compared to fiscal 2021 and include ongoing investments in the Company’s professionals, digital tools, and innovation to support accelerated organic growth.
▪	An average fully diluted share count for the full year of 145 million, reflecting only shares repurchased to date, even as the Company intends to continue to repurchase stock in fiscal 2022.
▪	An effective tax rate of approximately 25% compared to 26% previously, which incorporates the benefit from the lower than planned first quarter tax rate.
▪	AECOM Capital earnings in the mid-single-digit millions.
•	The Company continues to expect free cash flow[5] of between $450 million and $650 million in fiscal 2022, which is consistent with the highly cash generative nature of its Professional Services business.
–	Based on strong cash flow in the first quarter, the Company expects first half cash flow in fiscal 2022 to exceed first half cash flow in fiscal 2021.
•	The Company also reiterated its long-term financial targets for fiscal 2024, which include an expectation to deliver adjusted[1] EPS of $4.75+ and a 15% segment adjusted operating margin, as well as a long-term segment adjusted operating margin goal of 17%.

“Our strong first quarter results exceeded our expectations on every key metric, which supports our confidence in raising our full year adjusted EPS guidance, and is a testament to the benefits of our focused Think and Act Globally strategy and the strength of our teams and technical capabilities,” said Troy Rudd, AECOM’s chief executive officer. “As leaders in the transportation, water, environment and facilities markets, we are better positioned than ever to fully capitalize on a global infrastructure renaissance and growing demand for ESG services. We are investing in our teams and in Digital AECOM to extend our capabilities and deliver on the generational investments we anticipate in the coming years. In fact, we are winning work at our highest rate ever and, importantly, we have won key pursuits that provide for the best returns and greatest visibility across our business. Our confidence in delivering highly profitable and accelerating NSR growth combined with strong free cash flow enabled us to confidently repurchase more than $200 million of stock in the first quarter. We also initiated a new quarterly dividend program, which marks a significant milestone for our company and reaffirms our commitment to return substantially all available cash flow to investors.”

“The culture of winning we have instilled is reflected in the successes we are having in the market and is a direct result of the benefits from our Think and Act Globally strategy, including a focus on our most profitable growth opportunities and bringing the best of our capabilities to bear for our clients,” said Lara Poloni, AECOM’s president. “Key measures of our success continued to trend positively this quarter, including strong client satisfaction, high employee engagement and record high win rates, all of which demonstrate the strength of our platform and potential for future growth. Importantly, this momentum is before the expected benefits from the Bipartisan Infrastructure Law in the U.S., and our expanded program management and advisory capabilities position us to capture an even greater share of this growth as we further distinguish our capabilities in the marketplace.”

“We had a strong first quarter that was highlighted by continued organic NSR growth, a record first quarter operating margin, double-digit earnings growth and the high conversion of earnings to free cash flow,” said Gaurav Kapoor, AECOM’s chief financial officer. “We are compounding our earnings at a high rate, built on a plan for accelerating organic NSR growth, the strong underlying profitability of the business, and our intent to continue to return cash flow to our shareholders. This confidence is reflected in our increased EPS guidance for this year.”

Business Segments

Americas

Revenue in the first quarter was $2.5 billion. Net service revenue2 was $888 million, a 3% increase from the prior year, reflecting strengthening market conditions and client budgets, as well as successful execution on a strong backlog and pipeline of pursuits.

Operating income increased by 5% over the prior year to $153 million. On an adjusted1 basis, operating income increased by 4% to $158 million. The adjusted operating margin on an NSR3 basis of 17.7% reflected a 30 basis point increase over the prior year and marked a new high for the Company’s first quarter. Execution across the business was strong, and margin expansion enabled continued investments in people and innovation to extend the Company’s capabilities to meet expected continued demand growth, as well as the benefits from highly efficient project delivery and the value we deliver for clients.

International

Revenue in the first quarter was $802 million. Net service revenue2 was $654 million, a 7% increase from the prior year, which included growth in the largest geographies within the segment.

Operating income increased by 26% over the prior year to $53 million. On an adjusted basis1, operating income increased by 24% to $53 million. The adjusted operating margin on an NSR3 basis increased by 110 basis points over the prior year to 8.2%, which reflects progress towards achieving a double-digit margin in the International segment, as well as the benefits of accelerating NSR growth.

Balance Sheet

As of December 31, 2021, AECOM had $1.1 billion of total cash and cash equivalents, $2.2 billion of total debt and $1.1 billion of net debt (total debt less cash and cash equivalents). Net leverage7 was 1.2x.

Tax Rate

The effective tax rate was 15.5% in the first quarter. On an adjusted basis, the effective tax rate was 13.8%. The first quarter tax rate was impacted by the timing and quantum of discrete items, including valuation allowance releases. The adjusted tax rate was derived by re-computing the quarterly effective tax rate on earnings from adjusted net income.8 The adjusted tax expense differs from the GAAP tax expense based on the taxability or deductibility and tax rate applied to each of the adjustments.

Conference Call

AECOM is hosting a conference call tomorrow at 8 a.m. Eastern Time, during which management will make a brief presentation focusing on the Company's results, strategy and operating trends. Interested parties can listen to the conference call and view accompanying slides via webcast at https://investors.aecom.com. The webcast will be available for replay following the call.

1 Excludes the impact of non-operating items, such as non-core operating losses and transaction-related expenses, restructuring costs and other items. See Regulation G Information for a reconciliation of non-GAAP measures to the comparable GAAP measures.

2 Revenue, less pass-through revenue.

3 Reflects segment operating performance, excluding AECOM Capital and G&A.

4 Net income before interest expense, tax expense, depreciation and amortization.

5 Free cash flow is defined as cash flow from operations less capital expenditures, net of proceeds from equipment disposals.

6 Book-to-burn ratio is defined as the dollar amount of wins divided by revenue recognized during the period, including revenue related to work performed in unconsolidated joint ventures.

7 Net leverage is comprised of EBITDA as defined in the Company’s credit agreement dated October 17, 2014, as amended, and total debt on the Company’s financial statements, net of total cash and cash equivalents.

8 Inclusive of non-controlling interest deduction and adjusted for financing charges in interest expense, the amortization of intangible assets and is based on continuing operations.

About AECOM

AECOM (NYSE: ACM) is the world’s trusted infrastructure consulting firm, delivering professional services throughout the project lifecycle – from planning, design and engineering to program and construction management. On projects spanning transportation, buildings, water, new energy and the environment, our public- and private-sector clients trust us to solve their most complex challenges. Our teams are driven by a common purpose to deliver a better world through our unrivaled technical expertise and innovation, a culture of equity, diversity and inclusion, and a commitment to environmental, social and governance priorities. AECOM is a Fortune 500 firm and its Professional Services business had revenue of $13.3 billion in fiscal year 2021. See how we are delivering sustainable legacies for generations to come at aecom.com and @AECOM.

Forward-Looking Statements

All statements in this communication other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any statements of the plans, strategies and objectives for future operations, profitability, strategic value creation, coronavirus impacts, risk profile and investment strategies, and any statements regarding future economic conditions or performance, and the expected financial and operational results of AECOM. Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, but are not limited to, the following: our business is cyclical and vulnerable to economic downturns and client spending reductions; impacts caused by the coronavirus and the related economic instability and market volatility, including the reaction of governments to the coronavirus, including any prolonged period of travel, commercial or other similar restrictions, the delay in commencement, or temporary or permanent halting of construction, infrastructure or other projects, requirements that we remove our employees or personnel from the field for their protection, and delays or reductions in planned initiatives by our governmental or commercial clients or potential clients; losses under fixed-price contracts; limited control over operations run through our joint venture entities; liability for misconduct by our employees or consultants; failure to comply with laws or regulations applicable to our business; maintaining adequate surety and financial capacity; high leverage and potential inability to service our debt and guarantees; ability to continue payment of dividends; exposure to Brexit; exposure to political and economic risks in different countries; currency exchange rate fluctuations; retaining and recruiting key technical and management personnel; legal claims; inadequate insurance coverage; environmental law compliance and adequate nuclear indemnification; unexpected adjustments and cancellations related to our backlog; partners and third parties who may fail to satisfy their legal obligations; AECOM Capital real estate development projects; managing pension cost; cybersecurity issues, IT outages and data privacy; risks associated with the expected benefits and costs of the sale of our Management Services and self-perform at-risk civil infrastructure and power construction businesses, including the risk that any contingent purchase price adjustments from those transactions could be unfavorable and result in lower aggregate cash proceeds and any future proceeds owed to us under those transactions could be lower than we expect; as well as other additional risks and factors that could cause actual results to differ materially from our forward-looking statements set forth in our reports filed with the Securities and Exchange Commission. Any forward-looking statements are made as of the date hereof. We do not intend, and undertake no obligation, to update any forward-looking statement.

Non-GAAP Financial Information

This press release contains financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company believes that non-GAAP financial measures such as adjusted EPS, adjusted EBITDA, adjusted net/operating income, adjusted tax rate, net service revenue and free cash flow provide a meaningful perspective on its business results as the Company utilizes this information to evaluate and manage the business. We use adjusted EBITDA and adjusted EPS to exclude the impact of non-operating items, such as amortization expense, taxes and non-core operating losses to aid investors in better understanding our core performance results. We use free cash flow to represent the cash generated after capital expenditures to maintain our business. We present net service revenue to exclude subcontractor costs from revenue to provide investors with a better understanding of our operational performance. We present adjusted operating margin to reflect segment operating performance of our Americas and International segments, excluding AECOM Capital.

Our non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial information determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. A reconciliation of these non-GAAP measures is found in the Regulation G Information tables at the back of this release. The Company is unable to reconcile its non-GAAP financial guidance and long-term financial targets due to uncertainties in these non-operating items as well as other adjustments to net income.

-AECOM

Consolidated Statement of Income

(unaudited - in thousands, except per share data)

	Three Months Ended
	December 31, 2020	December 31, 2021	% Change
Revenue	$3,313,155	$3,266,716	(1.4)%
Cost of revenue	3,128,785	3,066,512	(2.0)%
Gross profit	184,370	200,204	8.6%
Equity in earnings of joint ventures	8,201	7,950	(3.1)%
General and administrative expenses	(38,360)	(36,501)	(4.8)%
Restructuring costs	(13,038)	(3,371)	(74.1)%
Income from operations	141,173	168,282	19.2%
Other income	3,853	2,874	(25.4)%
Interest expense	(30,651)	(25,383)	(17.2)%
Income from continuing operations before taxes	114,375	145,773	27.5%
Income tax expense from continuing operations	25,601	22,556	(11.9)%
Income from continuing operations	88,774	123,217	38.8%
Loss from discontinued operations	(55,752)	(61,940)	11.1%
Net income	33,022	61,277	85.6%
Net income attributable to noncontrolling interests from continuing operations	(5,414)	(5,456)	0.8%
Net (income) loss attributable to noncontrolling interests from discontinued operations	(1,480)	5,727	(487.0)%
Net (income) loss attributable to noncontrolling interests	(6,894)	271	(103.9)%
Net income attributable to AECOM from continuing operations	83,360	117,761	41.3%
Net loss attributable to AECOM from discontinued operations	(57,232)	(56,213)	(1.8)%
Net income attributable to AECOM	$26,128	$61,548	135.6%

Net income (loss) attributable to AECOM per share:
Basic continuing operations per share	$0.55	$0.83	50.9%
Basic discontinued operations per share	(0.38)	(0.40)	5.3%
Basic earnings per share	$0.17	$0.43	152.9%

Diluted continuing operations per share	$0.54	$0.81	50.0%
Diluted discontinued operations per share	(0.37)	(0.38)	2.7%
Diluted earnings per share	$0.17	$0.43	152.9%

Weighted average shares outstanding:
Basic	151,424	141,778	(6.4)%
Diluted	153,744	144,637	(5.9)%

AECOM

Balance Sheet Information

(unaudited - in thousands)

	September 30, 2021	December 31, 2021
Balance Sheet Information:
Total cash and cash equivalents	$1,229,196	$1,082,393
Accounts receivable and contract assets, net	3,988,522	3,930,993
Working capital	651,828	416,805
Total debt, excluding unamortized debt issuance costs	2,235,661	2,228,998
Total assets	11,733,954	11,443,018
Total AECOM stockholders’ equity	2,712,470	2,510,672

AECOM

Reportable Segments

(unaudited - in thousands)

	Americas	International	AECOM Capital	Corporate	Total
Three Months Ended December 31, 2021:
Revenue	$2,463,477	$802,461	$778	$—	$3,266,716
Cost of revenue	2,313,529	752,983	—	—	3,066,512
Gross profit	149,948	49,478	778	—	200,204
Equity in earnings of joint ventures	3,269	3,585	1,096	—	7,950
General and administrative expenses	—	—	(2,999)	(33,502)	(36,501)
Restructuring costs	—	—	—	(3,371)	(3,371)
Income (loss) from operations	$153,217	$53,063	$(1,125)	$(36,873)	$168,282

Gross profit as a % of revenue	6.1%	6.2%			6.1%

Contracted backlog	$18,681,217	$4,104,551	$—	$—	$22,785,768
Awarded backlog	14,749,909	1,063,481	—	—	15,813,390
Unconsolidated JV backlog	201,066	—	—	—	201,066
Total backlog	$33,632,192	$5,168,032	$—	$—	$38,800,224

Three Months Ended December 31, 2020:
Revenue	$2,557,260	$755,611	$284	$—	$3,313,155
Cost of revenue	2,412,228	716,557	—	—	3,128,785
Gross profit	145,032	39,054	284	—	184,370
Equity in earnings of joint ventures	1,407	3,008	3,786	—	8,201
General and administrative expenses	—	—	(1,929)	(36,431)	(38,360)
Restructuring costs	—	—	—	(13,038)	(13,038)
Income from operations	$146,439	$42,062	$2,141	$(49,469)	$141,173

Gross profit as a % of revenue	5.7%	5.2%	—	—	5.6%

Contracted backlog	$16,018,391	$3,829,735	$—	$—	$19,848,126
Awarded backlog	18,331,070	1,066,746	—	—	19,397,816
Unconsolidated JV backlog	472,739	—	—	—	472,739
Total backlog	$34,822,200	$4,896,481	$—	$—	$39,718,681

AECOM

Regulation G Information

(in millions)

Reconciliation of Revenue to Net Service Revenue (NSR)

	Three Months Ended
	December 31, 2020	September 30, 2021	December 31, 2021
Americas
Revenue	$2,557.3	$2,582.2	$2,463.5
Less: Pass-through revenue	1,694.3	1,662.4	1,575.8
Net service revenue	$863.0	$919.8	$887.7

International
Revenue	$755.6	$771.2	$802.4
Less: Pass-through revenue	142.6	152.3	148.0
Net service revenue	$613.0	$618.9	$654.4

Segment Performance (excludes ACAP)
Revenue	$3,312.9	$3,353.4	$3,265.9
Less: Pass-through revenue	1,836.9	1,814.7	1,723.8
Net service revenue	$1,476.0	$1,538.7	$1,542.1

Consolidated
Revenue	$3,313.2	$3,353.8	$3,266.7
Less: Pass-through revenue	1,836.9	1,814.7	1,723.8
Net service revenue	$1,476.3	$1,539.1	$1,542.9

Reconciliation of Total Debt to Net Debt

	Balances at
	December 31, 2020	September 30, 2021	December 31, 2021

Short-term debt	$2.3	$4.4	$6.7
Current portion of long-term debt	22.0	49.5	41.4
Long-term debt, excluding unamortized debt issuance costs	2,066.4	2,181.8	2,180.9
Total debt	2,090.7	2,235.7	2,229.0
Less: Total cash and cash equivalents	1,044.7	1,229.2	1,082.4
Net debt	$1,046.0	$1,006.5	$1,146.6

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended
	December 31, 2020	September 30, 2021	December 31, 2021

Net cash provided by operating activities	$7.1	$318.1	$194.9
Capital expenditures, net	(21.3)	(19.1)	(32.2)
Free cash flow	$(14.2)	$299.0	$162.7

AECOM

Regulation G Information

(in millions, except per share data)

	Three Months Ended
	Dec 31, 2020	Sep 30, 2021	Dec 31, 2021
Reconciliation of Income from Operations to Adjusted Income from Operations
Income from operations	$141.2	$170.3	$168.3
Restructuring costs	13.0	14.0	3.4
Amortization of intangible assets	5.3	6.7	4.7
Adjusted income from operations	$159.5	$191.0	$176.4

Reconciliation of Income from Continuing Operations Before Taxes to Adjusted Income from Continuing Operations Before Taxes
Income from continuing operations before tax expense	$114.4	$150.1	$145.8
Restructuring costs	13.0	14.0	3.4
Amortization of intangible assets	5.3	6.7	4.7
Financing charges in interest expense	1.8	1.3	1.2
Adjusted income from continuing operations before tax expense	$134.5	$172.1	$155.1

Reconciliation of Income Taxes for Continuing Operations to Adjusted Income Taxes for Continuing Operations
Income tax expense for continuing operations	$25.6	$46.1	$22.6
Tax effect of the above adjustments*	5.5	6.0	2.3
Valuation allowances and other tax only items	2.7	(7.3)	(4.2)
Adjusted income tax expense for continuing operations	$33.8	$44.8	$20.7

* Adjusts income taxes during the period to exclude the impact on our effective tax rate of the pre-tax adjustments shown above.

Reconciliation of Net Income Attributable to Noncontrolling Interests from Continuing Operations to Adjusted Net Income Attributable to Noncontrolling Interests from Continuing Operations
Net income attributable to noncontrolling interests from continuing operations	$(5.4)	$(8.9)	$(5.4)
Amortization of intangible assets included in NCI, net of tax	(0.1)	(0.2)	(0.1)
Adjusted net income attributable to noncontrolling interests from continuing operations	$(5.5)	$(9.1)	$(5.5)

Reconciliation of Net Income Attributable to AECOM from Continuing Operations to Adjusted Net Income Attributable to AECOM from Continuing Operations
Net income attributable to AECOM from continuing operations	$83.4	$95.1	$117.8
Restructuring costs	13.0	14.0	3.4
Amortization of intangible assets	5.3	6.7	4.7
Financing charges in interest expense	1.8	1.3	1.2
Tax effect of the above adjustments*	(5.5)	(6.0)	(2.3)
Valuation allowances and other tax only items	(2.7)	7.3	4.2
Amortization of intangible assets included in NCI, net of tax	(0.1)	(0.2)	(0.1)
Adjusted net income attributable to AECOM from continuing operations	$95.2	$118.2	$128.9

* Adjusts the income tax expense (benefit) during the period to exclude the impact on our effective tax rate of the pre-tax adjustments shown above.

AECOM

Regulation G Information

(in millions, except per share data)

	Three Months Ended
	Dec 31, 2020	Sep 30, 2021	Dec 31, 2021
Reconciliation of Net Income Attributable to AECOM from Continuing Operations per Diluted Share to Adjusted Net Income Attributable to AECOM from Continuing Operations per Diluted Share
Net income attributable to AECOM from continuing operations per diluted share	$0.54	$0.65	$0.81
Per diluted share adjustments:
Restructuring costs	0.09	0.09	0.02
Amortization of intangible assets	0.04	0.05	0.03
Financing charges in interest expense	0.01	0.01	0.01
Tax effect of the above adjustments*	(0.04)	(0.04)	(0.01)
Valuation allowances and other tax only items	(0.02)	0.05	0.03
Adjusted net income attributable to AECOM from continuing operations per diluted share	$0.62	$0.81	$0.89
Weighted average shares outstanding – basic	151.4	143.8	141.8
Weighted average shares outstanding – diluted	153.7	146.6	144.6

* Adjusts the income tax expense (benefit) during the period to exclude the impact on our effective tax rate of the pre-tax adjustments shown above.

Reconciliation of Net Income Attributable to AECOM from Continuing Operations to EBITDA to Adjusted EBITDA and to Adjusted Income from Operations
Net income attributable to AECOM from continuing operations	$83.4	$95.1	$117.8
Income tax expense	25.6	46.1	22.6
Depreciation and amortization	39.4	46.9	41.1
Interest income(2)	(1.3)	(2.0)	(1.3)
Interest expense	30.7	25.8	25.4
Amortized bank fees included in interest expense	(1.8)	(1.2)	(1.2)
EBITDA	$176.0	$210.7	$204.4
Restructuring costs	13.0	14.1	3.4
Adjusted EBITDA	$189.0	$224.8	$207.8
Other income	(3.9)	(5.8)	(2.9)
Depreciation(1)	(32.4)	(39.1)	(35.3)
Interest income(2)	1.3	2.0	1.3
Noncontrolling interests in income of consolidated subsidiaries, net of tax	5.4	8.9	5.4
Amortization of intangible assets included in NCI, net of tax	0.1	0.2	0.1
Adjusted income from operations	$159.5	$191.0	$176.4

(1) Excludes depreciation from discontinued operations, noncore operating losses, and accelerated depreciation of project management tool.

(2) Included in other income.

Reconciliation of Segment Income from Operations to Adjusted Income from Operations
Americas Segment:
Income from operations	$146.4	$178.1	$153.2
Amortization of intangible assets	4.3	4.4	4.3
Adjusted income from operations	$150.7	$182.5	$157.5

International Segment:
Income from operations	$42.1	$43.6	$53.1
Amortization of intangible assets	1.0	2.3	0.4
Adjusted income from operations	$43.1	$45.9	$53.5

Segment Performance (excludes ACAP and G&A):
Income from operations	$188.5	$221.7	$206.3
Amortization of intangible assets	5.3	6.7	4.7
Adjusted income from operations	$193.8	$228.4	$211.0

AECOM
Regulation G Information

FY2022 GAAP EPS Guidance based on Adjusted EPS Guidance

(all figures approximate)

Fiscal Year End 2022
GAAP EPS guidance	$3.02 to $3.27
Adjusted EPS excludes:
Amortization of intangible assets	$0.13
Amortization of deferred financing fees	$0.03
Restructuring expenses	$0.21 to $0.14
Tax effect of the above items	($0.09) to ($0.07)
Adjusted EPS guidance	$3.30 to $3.50

FY2022 GAAP Net Income Attributable to AECOM from Continuing Operations Guidance based on Adjusted EBITDA Guidance

(in millions, all figures approximate)

Fiscal Year End 2022
GAAP net income attributable to AECOM from continuing operations guidance*	$437 to $474
Adjusted net income attributable to AECOM from continuing operations excludes:
Amortization of intangible assets	$19
Amortization of deferred financing fees	$5
Restructuring expenses	$30 to $20
Tax effect of the above items	($13) to ($10)
Adjusted net income attributable to AECOM from continuing operations	$478 to $508
Adjusted EBITDA excludes:
Depreciation	$155
Adjusted interest expense, net	$90
Tax expense, including tax effect of above items	$157 to $167
Adjusted EBITDA guidance	$880 to $920

*Calculated based on the mid-point of AECOM’s fiscal year 2022 EPS guidance.

FY2022 GAAP Interest Expense Guidance based on Adjusted Net Interest Expense Guidance

(in millions, all figures approximate)

Fiscal Year End 2022
GAAP interest expense guidance	$103
Finance charges in interest expense	($5)
Interest income	($8)
Adjusted net interest expense guidance	$90

FY2022 GAAP Income Tax Expense Guidance based on Adjusted Income Tax Expense Guidance
(in millions, all figures approximate)

Fiscal Year End 2022
GAAP income tax expense guidance	$144 to $157
Tax effect of adjusting items	$13 to $10
Adjusted income tax expense guidance	$157 to $167

Note: Variances within tables are due to rounding.

AECOM

Regulation G Information

FY2022 GAAP Operating Cash Flow Guidance based on Free Cash Flow Guidance

(in millions, all figures approximate)

Fiscal Year End 2022
Operating cash flow guidance	$610 to $810
Capital expenditures, net of proceeds from equipment disposals	($160)
Free cash flow guidance	$450 to $650

FY2022 GAAP Income from Operations as a % of Revenue Guidance based on Segment Adjusted Operating Income as a % of Net Service Revenue Guidance

(all figures approximate)

Fiscal Year End 2022
Income from operations as a % of revenue	5.3%
Pass-through revenues	7.6%
Amortization of intangible assets	0.1%
AECOM Capital income from operations	(0.1)%
Corporate net expense	1.0%
Restructuring expenses	0.2%
Segment adjusted operating income as a % of net service revenue	14.1%

Note: Variances within tables are due to rounding.